EXHIBIT 99.1

N E W S R E L E A S E

CONTACT: Michael Berman (312) 279-1496	FOR IMMEDIATE RELEASE October 19, 2011

ELS ANNOUNCES SALE OF 3,162,069 SHARES OF COMMON STOCK

CHICAGO, IL – October 19, 2011 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced the sale by a selling stockholder of 3,162,069 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) to Goldman, Sachs & Co. as the sole underwriter in an underwritten public offering. The sale is being made pursuant to an automatic shelf registration statement that became effective upon filing with the Securities and Exchange Commission on May 6, 2009. Subject to customary conditions, the offering is expected to close on October 24, 2011.

The 3,162,069 shares of Common Stock sold in this offering includes 1,453,793 shares of Common Stock issued by the Company to the selling stockholder upon the redemption by the selling stockholder of 1,453,793 shares of the Company’s Series B Subordinated Non-Voting Cumulative Preferred Stock, par value $0.01 per share, which will occur prior to the closing of this offering. The selling stockholder will receive all of the net proceeds from the sale of the Common Stock in this offering, and the Company will not receive any proceeds in this offering.

Goldman, Sachs & Co. is acting as the sole underwriter for the offering. A copy of the prospectus supplement and prospectus relating to these securities may be obtained by contacting Goldman, Sachs & Co., 200 West Street, New York, New York 10282. Attn: Prospectus Department or by calling toll–free 1–866–471–2526 or e-mailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of the prospectus and related prospectus supplement.

As of October 19, 2011, Equity LifeStyle Properties, Inc. owns or has an interest in 368 quality properties in 32 states and British Columbia consisting of 136,100 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, statements regarding the anticipated closing of the remainder of the pending acquisition of a portfolio of 75 manufactured home communities and one RV resort (the “Acquisition Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Acquisition Properties for a stated purchase price of $1.43 billion (the “Acquisition”) and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

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the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	the Company’s assumptions and guidance concerning 2011 and 2012 estimated net income and funds from operations;

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in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

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results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

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the completion of the remainder of the Acquisition and future acquisitions, if any, timing and effective integration with respect thereto and the Company’s estimates regarding the future performance of the Acquisition Properties;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

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